Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE RELEASE

INYX ANNOUNCES STRATEGIC U.K. ACQUISITION OF

CELLTECH MANUFACTURING SERVICES LIMITED FROM UCB

Acquisition Expected to Make Material Contribution to

Inyx’s Revenues & Earnings During First 12 months

NEW YORK - August 26, 2005 - Inyx, Inc. (OTC BB: IYXI), a specialty pharmaceutical company with a focus on niche drug delivery technologies and products, announced today that it and UCB, a global biopharmaceutical company headquartered in Brussels, Belgium, have signed a definitive agreement whereby Inyx will acquire from UCB all the outstanding shares of Celltech Manufacturing Services Limited (CMSL), a UCB subsidiary based in Ashton, England. The purchase price is 27.5 million Euros and will be financed through a non-dilutive, asset-based funding facility provided by Westernbank Business Credit Division of Westernbank Puerto Rico. The acquisition is set to close on August 31, 2005.

Jack Kachkar, M.D., Chairman and CEO of Inyx, said, “This strategic acquisition will make a material contribution to Inyx’s revenue base and profitability immediately and going forward. Moreover, CMSL greatly enhances Inyx’s operations and capabilities in Europe, augmenting our existing base in the U.K., and complements our recently established operating base in the United States.”

“CMSL provides Inyx with both a base of new customers and new development and production capabilities, which include expertise in dry powder inhalers that complements Inyx’s expertise in metered dose inhalers and aerosol sprays, giving Inyx a comprehensive inhalation-therapy platform,” noted Dr. Kachkar.

As a result of the complementary benefits of the acquisition, CMSL is expected to contribute annualized revenues in excess of $50 million with high profit margins to Inyx over the first 12 months, which are expected to build in the future.

CMSL has over 50 years of experience in pharmaceutical development and manufacturing, and today produces a portfolio of branded and non-branded products for UCB and a number of third parties. CMSL operates a 152,000-square foot cGMP (current Good Manufacturing Practice) plant on a 7.3-acre site in Ashton, near Manchester, and also close to Inyx Pharma Limited’s U.K. plant in Runcorn, Cheshire. The CMSL facility is approved to produce pharmaceuticals - including solid dose, sterile and dry powder inhaler products - for the United Kingdom, Europe and Asia. CMSL currently has approximately 300 employees at the Ashton site.

As part of Inyx’s acquisition of CMSL, Inyx is receiving a five-year manufacturing contract from the UCB Group as well as a long-term product support and services contract. Inyx is also acquiring three Celltech product licenses as part of the transaction; two products are indicated for the treatment of thyroid disorders and one for gout.

(more)

825 Third Avenue, 40th Floor, New York, NY 10022
Telephone: 212-838-1111 / Fax: 212-838-0060
www.inyxinc.com

INYX - Page 2

Immediately after the acquisition is completed, Inyx will change CMSL’s name to Ashton Pharmaceuticals Limited, which will operate under Inyx Europe Ltd., a newly formed, wholly owned subsidiary that will also include Inyx Pharma Limited.

“The CMSL acquisition represents the second transforming event for Inyx in the past several months,” pointed out Dr. Kachkar. On March 31, 2005, Inyx acquired certain assets and business of Aventis Pharmaceuticals Puerto Rico Inc. from sanofi-aventis Group (NYSE: SNY). That acquisition was also financed through a non-dilutive, asset-based funding facility provided by Westernbank Puerto Rico, Puerto Rico’s second largest bank and a wholly owned subsidiary of W Holding Company, Inc. (NYSE: WHI).

About Inyx

Inyx, Inc. is a specialty pharmaceutical company with aerosol drug delivery technologies and products for the treatment of respiratory, allergy, dermatological, topical and cardiovascular conditions. Inyx focuses its expertise on both prescription and over-the-counter pharmaceutical products, and provides specialty pharmaceutical development and production consulting services to the international healthcare market. In addition, Inyx is developing its own proprietary products to be marketed by selected clients and strategic partners, which include some of the largest pharmaceutical companies. The company’s operations are conducted through several wholly owned subsidiaries, including: Inyx USA, Ltd., which operates development and production facilities totaling 140,000 square feet on a 9.5-acre site in Manati, Puerto Rico; Inyx Pharma Limited, with a 60,000-square foot production center and 30,000-square foot R&D and administrative facilities near Manchester, England; and Inyx Canada, Inc. based in Toronto, provides business development and support services. Inyx, Inc.’s corporate offices are in New York City. Inyx presently has a total of approximately 255 employees. For more information, please visit: www.inyxinc.com.

Safe Harbor
Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

For more information, please contact:
Jay M. Green, Executive Vice President
Inyx, Inc.
212-838-1111 jgreen@inyxinc.com